Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-56829, No. 333-89465, and No. 333-108119 on Form S-8, and Registration Statements No. 333-90321, No. 333-32756, No. 333-47600 and No. 333-113930 on Form S-3 of our report dated March 10, 2006, relating to the financial statements of CuraGen Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of CuraGen Corporation for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut

March 10, 2006